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                                                                       EXHIBIT 5



                                August 11, 1998



New American Healthcare Corporation
109 Westpark Drive
Suite 440
Brentwood, Tennessee 37027



Ladies and Gentlemen:

     We have acted as legal counsel to New American Healthcare Corporation, (the "Company") in connection with the preparation of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended ("Registration Statement"), relating to up to 6,900,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be sold by the Company.

     We have examined and are familiar with the Certificate of Incorporation and the By-Laws of the Company, the agreement and plan of merger and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing it is our opinion that the Shares will, when sold, be legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading "Legal Matters" in the Prospectus.



                                        Very truly yours,


                                        Harwell Howard Hyne
                                        Gabbert & Manner, P.C.